EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

PIMCO Corporate and Income Opportunity Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1 to Paragraph (a)(7)

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	204,144,000(a)	110.20	22,496.67(b)
Fees Previously Paid	N/A		N/A
Total Transaction Valuation	204,144,000(a)
Total Fees Due for Filing			22,496.67

Total Fees Previously Paid			22,496.67
Total Fee Offsets			N/A

Net Fee Due			0.00

(a) Calculated as the aggregate maximum purchase price to be paid for 8,506 shares in the offer, based upon a price of 96% of the liquidation preference of $25,000 per share (or $24,000 per share). The fee of $22,496.67 was paid in connection with the filing of the Schedule TO-I by PIMCO Corporate and Income Opportunity Fund (File No. 005-84417) on August 14, 2023 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report he results of the offer.

(b) Calculated at $110.20 per $1,000,000 of the Transaction Valuation.

Table 2 to Paragraph (a)(7)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	PIMCO Corporate and Income Opportunity Fund	SC TO-I	005-84417	August 14, 2023		$22,496.67
Fee Offset Sources					August 14, 2023		$22,496.67